Exhibit 99.3

CONSENT OF JENNIFER W. STEANS

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby agrees to be named as a member of the Boards of Directors of Valley National Bancorp (the “Registrant”) and Valley National Bank and grants the Registrant consent to use my name in its Registration Statement on Form S-4, and in all subsequent amendments and post-effective amendments to the Registration Statement (including the proxy statement-prospectus contained therein).

Dated: October 26, 2017

/s/ Jennifer W. Steans
Jennifer W. Steans